Exhibit 99.1

PRESS RELEASE - November 11, 2014

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THE PASSING OF BARCLAY SIMPSON

Pleasanton, CA -- On Saturday evening, Barclay Simpson passed away peacefully in his sleep, surrounded by his family. He was 93 years old. He was beloved by his family, friends and colleagues.
Barclay Simpson was our largest stockholder, holding approximately 15% of the Simpson Manufacturing stock. Barc’s wishes were for his shares of stock to remain in the Simpson family and they will pass to his wife Sharon Simpson. Along with Barc, Sharon has always been a huge supporter of the company. While the Simpson family plans to use some portion of their stock holdings to satisfy their charitable organization obligations, Sharon plans to carry out Barc’s wishes and continue to support the company by holding a significant portion of the stock.

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